Exhibit 10.7

VK Consulting, Inc.

255 West 85th Street, PH1

New York, NY 10024

____________, 2018

Trident Acquisitions Corp.

77 Water Street, Fl 8

New York, NY 10005

Ladies and Gentlemen:

This letter will confirm our agreement that commencing on the effective date (the “Effective Date”) of the registration statement (the “Registration Statement”) relating to the initial public offering of the securities of Trident Acquisitions Corp. (the “Company”) and continuing until the consummation by the Company of an acquisition transaction or the distribution of the trust account to the Company’s then public shareholders (as described in the Registration Statement), VK Consulting, Inc. (the “Firm”) shall make available to the Company certain general and administrative services, including the use of office space, utilities and secretarial support, as may be required by the Company from time to time, at [___________________] (or any successor location). In exchange therefor, the Company shall pay the Firm at the rate of $7,500 per month. Notwithstanding the foregoing, if the Company’s audit committee determines that the Company lacks sufficient funds outside of the trust account to pay its actual or anticipated expenses, all payments hereunder other than the amount required to be paid by the Company’s Chief Financial Officer (which shall not be in excess of $3,000 per month) shall be deferred until the consummation of an acquisition transaction.

Very truly yours,

VK CONSULTING, INC.

By:
Name:
Title:

Agreed to and Accepted as of the date first written above by:

TRIDENT ACQUISITIONS CORP.

By:

Name:
Title: